Exhibit 10(a)


May 30, 1996



Mr. Michael S. Ensign, Vice Chairman
Circus Circus Enterprises, Inc.
2880 Las Vegas Boulevard South
Las Vegas, Nevada 89109

RE:  Huron North Redevelopment Area

Dear Mike:

This letter sets forth our agreement with respect to the approximately 150-acre parcel of unimproved property located in the Marina area of Atlantic City, New Jersey, commonly known as the "Huron North Redevelopment Area" (the "Property"), currently owned by the City of Atlantic City ("City").

1. As promptly as reasonably practicable following the date on which Mirage Resorts, Incorporated or its wholly owned New Jersey subsidiary ("MRI") has commenced the environmental remediation thereon and obtained title to the Property from the City, MRI will cause the Property to be subdivided and will transfer and convey a portion of the Property (the "Circus Parcel") to Circus Circus Enterprises, Inc. or its designated wholly owned subsidiary ("Circus") in fee simple, free of all liens, encumbrances or other restrictions not set forth in the Development Agreement (as defined in Paragraph 5 of this Agreement) or the deed to the Property to MRI from the City. The Circus Parcel shall be suitable for Circus to develop and construct thereon a hotel-casino containing approximately 2,000 guest rooms (the "Facility"), and , in any case, will not be less than 30 acres, and, if available in MRI s sole discretion, up to 48 acres. MRI shall have sole responsibility and authority with respect to the environmental assessment and remediation of the
Property except as hereinafter expressly provided.   MRI shall
also have sole responsibility and authority for the design of the master plan for the Property and the Circus Parcel, including without limitation all roads, bridges, tunnels, walkways and other means of transportation within, adjoining or servicing the Property or the Circus Parcel (the "Master Plan") and the design of all improvements required by CAFRA and other governmental agencies in order to construct projects on the Circus Parcel and the Property ("Governmental Improvements"). If Circus does not approve of the location and size of the Circus Parcel or the Master Plan, Circus may terminate this Agreement. Circus shall approve or disapprove of such items within thirty (30) days of receipt thereof, and if it does not, it shall be deemed
disapproved and this Agreement shall terminate.   Circus  shall
pay all costs and expenses of design, development and construction of all Governmental Improvements and all other improvements and development specified in the Master Plan which are entirely within the Circus Parcel. Circus shall also pay its equitable share of all such costs and expenses for Governmental Improvements and all other improvements and development specified in the Master Plan which are not entirely within the Circus Parcel or entirely within any other portion of the Property on which a casino-hotel is being developed. Notwithstanding the two preceding sentences, if a Governmental Improvement or other improvement or development specified in the Master Plan is entirely within the Circus Parcel or entirely within any other portion of the Property on which a casino-hotel is being developed but is for the mutual benefit of other developer (e.g., an electricity substation), all of the projects benefiting thereby shall equitably share the costs thereof. A party s equitable share of such costs and expenses shall be deemed to be the number of developable (i.e., non-wetlands) acres comprising such party s parcel as a percentage of the total number of developable acres comprising the Property. The design of the exterior of the Facility, including landscaping and signage, shall be subject to the reasonable approval of MRI. The costs and expenses relating to the Marina Connector (as defined in Paragraph 5) shall not be chargeable to Circus or any other developer of a project within the Property as a Governmental Improvement.

2. Concurrently with the transfer of the Circus Parcel to Circus, Circus will pay to MRI for the Circus Parcel an amount equal to all costs and expenses incurred as of such date by MRI in connection with environmental assessment and remediation of the Property. Thereafter, Circus shall pay to MRI, subject to the limitation of $35.5 million specified in this paragraph, all additional costs and expenses incurred by MRI in connection with the environmental assessment and remediation of the Property. Circus and MRI contemplate that Circus may have a portion of the environmental remediation on the Circus Parcel relating to pilings and the foundations for the Facility performed by Circus contractors. In any such event, Circus shall be entitled to a credit against the $35.5 million payable by Circus hereunder for any amounts paid by Circus for such environmental remediation directly to its contractors. The maximum amount payable by Circus pursuant to the preceding sentence shall be 35.5 million dollars. Except as provided in the following sentence, MRI shall be entitled to receive and retain any credits or other financial assistance which may be made available by any governmental entity as a result of expenditures for environmental assessment and remediation of the Property. MRI shall, within thirty (30) days following its receipt of any such credits of other financial assistance, pay Circus such amount, if any, as shall result in Circus having paid 17 million dollars more than MRI, net of all such credits and financial assistance, for: (1) the relocation of the City Facilities (to be paid for by MRI) pursuant to Section 6 of the Development Agreement (as defined in Paragraph 5 hereof);
(2) the amount paid to the City under the sharing formula (to be paid by MRI) set forth in Section 4.3.1.1 of such Development Agreement; and (3) the costs and expenses incurred in connection with environmental assessment and remediation of the Property.

Circus will pay or reimburse MRI for all out-of-pocket costs and expenses relating to the subdivision of the Property and the transfer of the Circus Parcel to Circus, including without limitation legal fees and expenses, title insurance premiums, surveying fees and expenses and real property transfer taxes.

3. Not later than one year following the later of (i) the date on which MRI commences physical construction of a hotel-casino on the Property or (ii) the date of transfer of the Circus Parcel to Circus, Circus will commence physical construction of the Facility on the Circus Parcel. Circus will complete construction of and open the Facility not later than three years following the later of (i) the date on which MRI commences physical construction of a hotel-casino on the Property or (ii) the date of transfer of the Circus Parcel to Circus. If Circus fails to commence construction within such one-year period, or complete construction of and open the Facility within such three-year period, as either of such dates may be extended by delays caused by (1) acts of God or other force majeure events beyond the control of Circus, or (2) temporary inability to satisfy the contingencies set out in Paragraph 5 hereof, title to the Circus Parcel and any improvements located thereon shall automatically revert to MRI and MRI shall be entitled to retain all amounts
previously paid by Circus as liquidated damages.    If MRI does
not commence construction of a project on the Property and, as a result Circus chooses not to commence construction of the Facility, then MRI shall refund to Circus any amounts paid by Circus hereunder and Circus shall thereafter have no interest in the Circus Parcel or the Property. If either MRI or Circus commences but thereafter ceases construction of a project on the Property and such project remains uncompleted after two (2) years following such cessation, then the other party may buy the uncompleted project at cost.

4. Prior to the public opening of the Facility, Michael S. Ensign, William A. Richardson or Glenn W. Schaeffer will remain in charge of the construction and opening of the Facility. For a period of five (5) years after public opening of the Facility, MRI shall have a right to first refusal with respect to any proposed sale or other transfer of the Facility, except for a sale or transfer of the Facility in connection with a sale or transfer of substantially all of the assets of Circus. If MRI does not elect to purchase the Facility on the terms set forth in the proposed offer or equivalent economic terms if the terms set forth in the proposed offer involve stock or securities of another company, within thirty (30) days of receipt of the terms of the proposed sale or transfer, Circus shall be free to complete the proposed sale or transfer on the terms set forth in the proposed offer.

5. The obligations of MRI and Circus set forth herein are contingent upon (i) closing under the Agreement between MRI and the City, dated May 3, 1996 (the "Development Agreement"), having occurred, (ii) the unconditional and irrevocable approval of funding by the State of New Jersey of infrastructure improvements relating to the Property (including without limitation the construction of a roadway and tunnel from the convention center and expressway areas (the "Marina Connector") acceptable to MRI, and (iii) the receipt by MRI and Circus of all federal, state and local licenses, permits and approvals necessary for the development and operation of hotel-casinos by MRI and Circus on the Property and the transfer of the Circus Parcel to Circus. Each party agrees to use its best efforts to satisfy such conditions as promptly as reasonably practicable. If MRI does not proceed to close under the Development Agreement but Circus desires to construct the Facility and agrees to, and does (as a condition subsequent in the assignment document) complete the Facility, at Circus request, delivered to MRI within thirty (30) days following notice by MRI to Circus that it had determined not to proceed under the Development Agreement, Circus shall reimburse to MRI the amounts expended by MRI under, or as a result of, or with respect to, evaluating whether to close under, the Development Agreement and MRI shall assign its rights, if any, under the Development Agreement and other agreements relating to the Property (except the agreement with Boyd Gaming Corporation) to Circus, without warranty of any kind. Circus acknowledges that MRI is not required to close under the Development Agreement if the costs of the environmental remediation of the Property are, in its sole discretion, unreasonable. In any event, MRI may terminate this agreement if MRI s unreimbursable portion of the environmental remediation exceeds 25 million dollars and Circus is unwilling to pay the excess. If this Agreement is terminated under the preceding sentence, Circus shall have a right of first refusal with respect to any proposed sale or transfer of the Circus Parcel or any portion thereof or interest therein within six (6) months of termination of this Agreement.

6. MRI shall have the responsibility and authority to negotiate a Project Agreement with the Atlantic City Building Trades Council on behalf of all developers within the Property. Such negotiation shall be conducted by a Committee chaired by a representative of Atlandia Design and Furnishings, Inc., on which Circus shall also be represented by its most senior construction officer.

7. Circus will at all times comply with all legal and contractual obligations and requirements applicable to the acquisition, development or operation of the Property or the Facility, including without limitation those relating to the employment of minority and economically disadvantaged persons, contained in the Development Agreement, and with all applicable federal, state and local statutes, ordinances and regulations. MRI shall cause all other developers of projects within the Property to be similarly bound.

8. The parties will at all times cooperate with each other in good faith in order to consummate the transactions contemplated by this letter and will take all such further actions, including the negotiation, execution and delivery of any further documents or instruments, as may be reasonably necessary or appropriate in connection therewith.

9. This letter shall be governed by and construed in accordance with the laws of the State of Nevada.

10. This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements, whether oral or written.

11. This letter shall be binding upon and inure to the benefit of each party and its successors and permitted assigns.

12. All references in this letter to "the date of this letter" shall be deemed to refer to the date this letter is executed by Circus as indicated below.

13. Each party represents to the other that it has not incurred any obligation to any broker, agent or finder with respect to the subject matter of this letter, and shall indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities or expenses arising out of a breach of this representation.

14. Circus shall, within sixty (60) days of the satisfaction of the contingency set forth in Paragraph 5(ii), apply for, and thereafter diligently pursue, a casino license from the New Jersey Casino Control commission (the "Commission"). MRI shall cooperate with Circus, to the extent reasonably necessary, in connection with any review of this letter by the Commission. MRI and Circus shall execute and deliver any further documents or instruments, including amendments to this letter, as the Commission may reasonably require and which do not alter the economic terms of this letter in a manner unfavorable to either of the parties in its sole discretion.

15. Except to the extent required by applicable laws or regulatory authorities, neither party shall disclose the contents of this Agreement without the consent of the other party. Any public release or announcements concerning the terms of this Agreement shall be subject to the mutual approval of both parties.

16.  Time is of the essence of this letter.


[Signature page to follow]


If this letter correctly sets forth our mutual understanding, please sign and date the duplicate copy of this letter below and return a signed copy to me, whereupon this letter will constitute a binding agreement between Circus and MRI.

Very truly yours,



BRUCE A. LEVIN
Vice President and General Counsel

AGREED TO AND ACCEPTED:



                              CIRCUS CIRCUS ENTERPRISES, INC.



Date:___________________________

By:____________________________________